EXHIBIT 5.1

[WSGR Letterhead]

June 16, 2010
Micron Technology, Inc.
8000 South Federal Way
Boise, ID  83707-0006

RE:           REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Micron Technology, Inc., a Delaware Corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,900,341 shares of the Company’s Common Stock, $0.10 par value (the “Shares”) issuable pursuant to the Numonyx Holdings B.V. Equity Incentive Plan (the “Plan”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of representatives of the Company.  We have assumed for purposes of the opinions expressed herein that each award agreement setting forth the terms of each grant of options or other awards under the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto.

It is our opinion that, upon completion of the proceedings to be taken, or contemplated by us as your counsel to be taken by you, prior to issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plan and the agreements which accompany the Plan, and in accordance with the Company's Restated Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

We are members of the bar of the State of California and we express no opinion as to any matter relating to laws other than the General Corporation Law of the State of Delaware.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati